EXHIBIT 5

To Affimed N.V.

Im Neuenheimer Feld 582 0

D-69120 Heidelberg

Date 18 September 2014	J.J.J. Schutte Advocaat

Our ref. M21553776/2/20599951/tmf

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission of ordinary shares in the capital of the Issuer

1	Introduction

I act as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in the Annex (Definitions).

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements in, the following documents:

3.1	A copy of:

(a)	the Registration Statement;

(b)	the 2007 Equity Incentive Plan;

(c)	the 2014 Equity Incentive Plan.

3.2	A copy of:

(a)	the Issuer’s deed of incorporation, the deed of its conversion into a limited liability company and its articles of association, all as provided to me by the Chamber of Commerce (Kamer van Koophandel);

(b)	the Trade Register Extract;

(c)	the Shareholders Register; and

(d)	The Deed of Conversion.

3.3	A copy of each Corporate Resolution.

3.4	Confirmation by telephone from the Chamber of Commerce that the most recent Trade Register Extract is up to date.

3.5

(a)	Confirmation by telephone from the court registry of the District Court of the place where the Issuer has its corporate seat, derived from that Court’s Insolvency Register; and

(b)	confirmation through www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register;

in each case that the Issuer is not registered as being subject to Insolvency Proceedings.

In addition, I have examined such documents, and performed such other investigations, as I considered necessary for the purpose of this opinion. My examination has been limited to the text of the documents.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

4.2	Each Corporate Resolution:

(a)	has been validly passed and remains in full force and effect without modification; and

(b)	complies with the requirements of reasonableness and fairness (redelijkheid en billijkheid).

4.3	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

4.4

(a)

(i)	At the time of each grant of a Stock Option, the 2007 Equity Incentive Plan remained and remains in full force and effect without modification; and

(ii)	the aggregate number of (A) Shares that have been issued or delivered and (B) Shares that will be issued or delivered, each time under the 2007 Equity Incentive Plan, will not exceed the maximum number permitted under the 2007 Equity Incentive Plan.

(b)

(i)	At the time of each grant of a Stock Option or Stock Award, the 2014 Equity Incentive Plan remained and remains in full force and effect without modification; and

(ii)	the aggregate number of (A) Shares that have been issued or delivered and (B) Shares that will be issued or delivered, each time under the 2014 Equity Incentive Plan, will not exceed the maximum number permitted under the 2014 Equity Incentive Plan.

(c)

(i)	Each Stock Option and each Stock Award has been or will have been validly granted, accepted and (in the case of a Stock Option) exercised in accordance with the 2007 Equity Incentive Plan or the 2014 Equity Incentive Plan;

(ii)	each Stock Option is and will be valid, binding on and enforceable against, each party; and

(iii)	the grant of each Stock Option and each Stock Award has been or will have been validly authorised.

4.5

(a)	The Issuer’s authorised share capital at the time of the issue of any Registration Share was or will be sufficient to allow for the issue.

(b)	Each Registration Share has been or will have been issued in the form and manner prescribed by the Issuer’s articles of association at time of issue.

(c)

(i)	Each Registration Share has been or will have been paid in cash; and

(ii)	The nominal value of each of each Registration Share and any agreed share premium has been or will have been validly paid.

5	Opinion

Based on the documents and investigations referred to and the assumptions made in paragraphs 3 and 4, and subject to the qualifications in paragraph 6 and to any matters not disclosed to me (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling) in connection with the issue of the Registration Shares), I am of the following opinion:

5.1	When issued, the Registration Shares will have been validly issued and will be fully paid and nonassessable[1].

6	Qualifications

6.1	This opinion is subject to any limitations arising from bankruptcy, suspension of payments, emergency measures, (other) Insolvency Proceedings or other laws relating to or affecting the rights of creditors.

6.2

(a)	An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness

(b)	A confirmation derived from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

7	Reliance

7.1	This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the Registration.

7.2	Each person relying on this opinion agrees, in so relying, that only De Brauw shall have any liability in connection with this opinion, that the agreement in this paragraph 7.2 and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law and that the Dutch courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

7.3	The Issuer may:

(a)	file this opinion as an exhibit to the Registration Statement; and

[1]	In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

(b)	refer to De Brauw giving this opinion under the heading “Legal Matters” in the prospectus included in the Registration Statement.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference as set out in that sentence is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully, De Brauw Blackstone Westbroek N.V.

/s/ J.J.J. Schutte J.J.J. Schutte

Annex 1 – Definitions

In this opinion:

“2007 Equity Incentive Plan” means the Affimed N.V. Stock Option Incentive Plan 2007, adopted by the Issuer on 12 September 2014 and effective as of 28 November 2007 (formerly known as Affimed Therapeutics AG Stock Option Incentive Plan).

“2014 Equity Incentive Plan” means the Issuer’s 2014 Equity Incentive Plan, effective as of 17 September 2014.

“Benificiary” any benificiary that has outstanding awards granted under the 2007 Equity Incentive Plan.

“Corporate Resolution” means each of the Shareholders’ Resolutions, each of the Managing Board Resolutions, each of the Supervisory Board Resolutions and the Pricing Committee Resolution.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Deed of Conversion” means the deed of conversion and amendment of the articles of association dated 17 September 2014, providing for the conversion of the Issuer into a limited liability company and amendment of the articles of association.

“Dutch law” means the law directly applicable in the Netherlands.

“Issuer” means Affimed N.V., a public company with limited liability with corporate seat in Amsterdam, the Netherlands.

“Insolvency Proceedings” means insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

“Managing Board Resolution” means each of:

(a)	A written resolution by the Issuer’s managing board dated 12 September 2014, to:

(i)	enter into an agreement with each Beneficiary, subject to the execution of the Deed of Conversion, pursuant to which the Company assumes the obligation to grant Shares to each Beneficiary as a replacement for their outstanding awards granted to each of them under the 2007 Incentive Plan; and

(ii)	propose to the Issuer’s general meeting to approve the 2014 Equity Incentive Plan.

(b)	A written resolution by the Issuer’s managing board dated 17 September 2014, to approve, ratify and confirm its resolutions adopted on 12 September 2014.

“Offer” means the offer by the Issuer of the Registration Shares and includes, where the context permits, the issue of the Registration Shares.

“Registration” means the registration of the Registration Shares with the SEC under the Securities Act.

“Registration Shares” means the Shares to be issued by the Issuer pursuant to the 2007 Equity Incentive Plan and the 2014 Equity Incentive Plan, upon the exercise of Stock Options or in the form of Stock Awards.

“Registration Statement” means the registration statement on form S-8 in relation with the Registration to be filed with the SEC on the date of this opinion (excluding any documents incorporated by reference in it and any exhibits to it).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares” means the ordinary shares (gewone aandelen), nominal capital of EUR 0.01, in the Issuer’s capital.

“Shareholders Register” means the Issuer’s shareholders register.

“Shareholder Resolution” means a written resolution of the Issuer’s general meeting of shareholders dated 12 September 2014, to:

(i)	designate the Issuer’s management board as the corporate body authorised for a period of five years from the date of the execution of the Deed of Conversion to resolve, subject to the approval of the Issuer’s supervisory board, to issue Shares up to the number of Shares included in the Issuer’s authorised share capital at the time of such issue and to exclude all pre-emption rights (voorkeursrechten) in respect of any such issue;

(ii)	to approve, under the condition precedent of the execution of the Deed of Conversion, the adoption of the 2007 Equity Incentive Plan by the Issuer’s management board;

(iii)	to approve, under the condition precedent of the execution of the Deed of Conversion, the adoption of the 2014 Equity Incentive Plan by the Issuer’s management board; and

(iv)	to grant, under the condition precedent of the execution of the Deed of Conversion, Stock Options to Benificiaries for the outstanding awards granted to them under the 2007 Equity Incentive Plan.

“Stock Award” means any issue of Shares pursuant to the 2014 Equity Incentive Plan other than as a result of the exercise of any Stock Option.

“Stock Option” means an option representing the right to purchase a Share, granted pursuant to the 2014 Equity Incentive Plan or the 2007 Equity Incentive Plan.

“Supervisory Board Resolution” means each of:

(a)	A written resolution by the Issuer’s supervisory board dated 12 September 2014, to propose to the General Meeting to:

(i)	approve the 2007 Equity Incentive Plan; and

(ii)	approve the 2014 Equity Incentive Plan.

(b)	A written resolution by the Issuer’s supervisory board dated 17 September 2014, to approve, ratify and confirm its resolutions adopted on 12 September 2014.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated 17 September 2014.